Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-138662

Issuer Free Writing Prospectus, dated June 4, 2009

This Free Writing Prospectus relates only to the Senior Notes of Bunge Limited Finance Corp. due 2019, and should only be read together with the Preliminary Prospectus Supplement dated June 4, 2009 relating to the Senior Notes of Bunge Limited Finance Corp. due 2019.

Bunge Limited Finance Corp.

Pricing Term Sheet

Issuer:	Bunge Limited Finance Corp.

Guarantor:	Bunge Limited

Size:	$600,000,000

Maturity:	June 15, 2019

Coupon:	8.500%

Price:	99.997

Yield:	8.500%

Spread to Benchmark Treasury:	+479.4

Benchmark Treasury:	3.125% due May 15, 2019

Benchmark Treasury Price:	95-06+

Benchmark Treasury Yield:	3.706%

Interest Payment Dates:	June 15 and December 15, beginning on December 15, 2009

Trade Date:	June 4, 2009

Settlement:	June 9, 2009

Expected Ratings:	Baa2 (Moody’s); BBB- (S&P)

These ratings could be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances warrant.

CUSIP/ISIN:	120568AT7/US120568AT72

Make-whole call:	Treasury plus 50 basis points

Bookrunners:	J.P. Morgan Securities Inc. BNP Paribas Securities Corp. HSBC Securities (USA) Inc. RBS Securities Inc.

Co-managers:

BBVA Securities Inc.
Calyon Securities (USA) Inc.
Citigroup Global Markets Inc.
ING Financial Markets LLC
Mitsubishi UFJ Securities (USA), Inc.
Rabo Securities USA, Inc.
SG Americas Securities, LLC
Standard Chartered Bank

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and accompanying prospectus related to that registration statement and other documents that Bunge Limited, the Guarantor, has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, HSBC Securities (USA) Inc. at 1-866-811-8049 or RBS Securities Inc. toll-free at 1-866-884-2071.